Aimmune Therapeutics Announces Second Quarter 2016

Financial Results

BRISBANE, California, August 10, 2016 — Aimmune Therapeutics, Inc. (Nasdaq:AIMT), a biopharmaceutical company developing CODIT™ (Characterized Oral Desensitization ImmunoTherapy) treatments for life-threatening food allergies, today announced financial results for the second quarter of 2016. For the quarter and six months ended June 30, 2016, net loss was $18.1 million and $33.7 million, respectively, compared to a net loss of $7.4 million and $10.8 million for the comparable periods in 2015. As of June 30, 2016, Aimmune had $171.8 million in cash, cash equivalents and investments compared to $199.8 million at December 31, 2015.

“Our cash position remains strong, and we continue to make solid progress in developing AR101 as the first biologic oral immunotherapy for treating people with peanut allergy,” said Aimmune CEO Stephen Dilly, M.B.B.S., Ph.D. “Our key focus remains execution of PALISADE. This is the largest placebo-controlled Phase 3 trial ever conducted in food allergy and includes peanut-allergic individuals ages 4 to 55 years. We hope to confirm on a much larger scale the Phase 2 results with AR101 supporting its potential to be an important treatment for people with peanut allergy. We are very pleased with the level of enthusiasm from the allergy community in PALISADE, which remains on track to be fully recruited this year with top-line data available in the second half of 2017.”

Recent Highlights

Phase 2 biomarker data suggesting that peanut-specific IgE may predict patient experience on AR101. In April, the company presented Phase 2 data at the annual Food Allergy Research and Education (FARE) Research Retreat demonstrating a very clear partitioning of patient outcomes based on pre-treatment baseline peanut-specific IgE (psIgE) levels. Specifically, all 10 of 55 total enrolled patients who discontinued AR101 therapy early during the up-dosing period due either directly or indirectly to gastrointestinal side effects had baseline levels of psIgE greater than 100 kU/L. In all cases, the symptoms resolved within three weeks of the cessation of treatment.

Allergists routinely use psIgE as a diagnostic tool for peanut allergy. The Phase 2 data suggest that psIgE levels could play an important role in identifying patients at increased risk for side effects, particularly gastrointestinal side effects, from oral immunotherapy. Aimmune is investigating psIgE and other potential biomarkers in its Phase 3 PALISADE trial with the goal of determining a simple predictive test that could ultimately help guide the course of treatment with AR101.

Positive Phase 2 extended maintenance data with AR101 demonstrating a favorable safety and tolerability profile of 300 mg/day. In June, at the European Academy of Allergy and Clinical Immunology (EAACI) Congress 2016, the company presented Phase 2 data showing that the safety and tolerability profile of AR101 improved with continued treatment, particularly in a low-dose extended maintenance regimen. Patients on the low-dose extended maintenance regimen of 300 mg of AR101 per day experienced few adverse events (exposure-adjusted, treatment-related adverse event rate of one every 574 days), which were primarily mild, and no patients discontinued therapy. The results support the CODIT maintenance regimen in the ongoing Phase 3 PALISADE trial of AR101.

Appointment of Daniel Adelman, M.D., as Chief Medical Officer. In June, the company announced the appointment of Daniel Adelman, M.D., as Chief Medical Officer. As an allergist and immunologist, Dr. Adelman has led drug development at biotechnology companies for more than 20 years and taught and practiced medicine at the University of California, San Francisco, for more than 25 years. Most recently, Dr. Adelman was Chief Medical Officer at Alvine Pharmaceuticals and prior to that Chief Medical Officer at Sunesis Pharmaceuticals, Inc. Earlier, Dr. Adelman served in various roles at Pharmacyclics, Inc., and Genentech, Inc. Dr. Adelman has published extensively in allergy, clinical immunology and autoimmunity, and oncology, and served for several years on the Research Advisory Board of FARE, the world’s largest private funder of food allergy research.

Publication of independent research demonstrating ability of low-dose oral immunotherapy to induce sustained unresponsiveness in young patients (ages 9 to 36 months) supports Aimmune’s planned pediatric trial. An independent Phase 2 clinical trial called the DEVIL study was published online today in the Journal of Allergy and Clinical Immunology1 showing for the first time that low-dose oral immunotherapy leads to sustained unresponsiveness in newly diagnosed, peanut-allergic preschool children. The trial was led by Brian P. Vickery, M.D., who is an assistant professor of pediatrics at UNC-Chapel Hill and a senior medical director at Aimmune. This was the first study to investigate oral immunotherapy in children under three years of age (specifically, 9 to 36 months). Participants received either high-dose peanut oral immunotherapy (3,000 mg daily) or low-dose peanut oral immunotherapy (300 mg daily) for a little over two years on average and then abstained from peanut exposure for four weeks prior to taking an oral food challenge. The results showed that regardless of high- or low-dose group, nearly 80 percent of participants could consume peanut at the final food challenge with no allergic response.

“The findings from the DEVIL study that oral immunotherapy can lead to sustained unresponsiveness in very young peanut-allergic children dovetail nicely with our plans for investigating AR101 in pediatric patients as part of the ARC005 trial,” said Dr. Dilly. “This is a really exciting time to be at the forefront of food allergy research and build on the academic findings of DEVIL. We are excited to demonstrate the potential for AR101, our rigorously developed biologic drug product, to treat peanut-allergic individuals across a broad age range spanning from very young children to older adults. We look forward to reporting our progress throughout the second half of this year.”

Second Quarter 2016 Financial Results

For the quarter and six months ended June 30, 2016, net loss was $18.1 million and $33.7 million, respectively, compared to a net loss of $7.4 million and $10.8 million for the comparable periods in 2015.

On a per share basis, net loss for the quarter and six months ended June 30, 2016 was $0.43 and $0.81, respectively, compared to net loss per share of $1.60 and $2.45 for the comparable periods in 2015. The weighted average shares outstanding for the quarter and six months ended June 30, 2016, were 41.8 million and 41.7 million shares, respectively, compared to 4.6 million and 4.4 million shares for the comparable periods in 2015. On August 5, 2015, Aimmune completed its initial public offering (IPO), at which time its Series A and Series B preferred stock was converted to common stock.

Research and development expenses for the quarter and six months ended June 30, 2016 were $11.8 million and $21.8 million, respectively, compared to $3.1 million and $5.2 million for the comparable periods in 2015. The increases in both periods were primarily due to increased clinical trial and contract manufacturing costs and additional personnel-related costs, which include stock-based compensation expense, to support the pivotal Phase 3 trial of AR101.

General and administrative expenses for the quarter and six months ended June 30, 2016 were $6.5 million and $12.2 million, respectively, compared to $4.2 million and $5.6 million for the comparable periods in 2015. The increases in both periods were primarily due to additional personnel-related costs, including stock-based compensation expense, to support the company’s growth and increased professional services costs incurred as a result of being a publicly traded company.

Cash, cash equivalents and investments totaled $171.8 million at June 30, 2016, compared to $199.8 million at December 31, 2015. Total cash, cash equivalents and investments at June 30, 2016, decreased primarily as a result of cash used in operations.

2016 Financial Guidance

Aimmune is reaffirming its 2016 financial guidance as follows:

Year Ending December 31, 2016
GAAP Research and development expenses(1)	$40 million – $45 million
GAAP General and administrative expenses(1)	$25 million – $30 million
Capital expenditures	Approximately $10 million

(1) Includes stock-based compensation expenses of:
Research and development	$4 million–$4.5 million
General and administrative	$5 million–$6 million

About Food Allergies

Food allergies are a significant and growing health problem in the United States, Europe and throughout the developed world. It is estimated that more than 30 million people in the United States and Europe have a food allergy, and more than five million people in the United States and Europe have peanut allergy, including more than two million children. The prevalence of peanut allergy in children in the United States is estimated to have tripled between 1997 and 2008, and experts believe it has continued to rise since 2008. For people living with food allergies, certain foods can cause severe allergic reactions, including potentially life-threatening anaphylaxis. There are no approved medical therapies to cure food allergies or prevent their effects. Currently, food-allergic patients manage their condition by strict allergen avoidance and carrying epinephrine auto-injectors for use in case of accidental exposure. Thus, in addition to the unmet medical need, food allergies can impose a significant quality-of-life burden. For more information, please see www.foodallergy.org and www.niaid.nih.gov/topics/foodallergy.

About AR101 and CODIT™

Aimmune Therapeutics is developing AR101 as a potential biologic oral immunotherapy for desensitization of patients with peanut allergy to provide them with protection from reactions to peanut allergens at a level believed to substantially exceed the amount typically encountered in an accidental exposure. AR101 maintains the complete range of natural peanut proteins, which are rigorously analyzed and combined with pharmaceutical-grade ingredients to ensure that each dose has consistent amounts of peanut protein with well-defined concentrations of peanut allergens, especially the three key allergenic proteins (Ara h1, h2 and h6). Patients ingest AR101 mixed into small amounts of palatable, age-appropriate food.

AR101 is part of Aimmune’s approach to treating food allergies using its Characterized Oral Desensitization ImmunoTherapy, or CODIT™, system. The CODIT system leverages extensive independent scientific research on oral immunotherapy, or OIT, demonstrating that food allergy patients can be desensitized to food allergens by being administered well-defined, gradually increasing doses of the allergen over a period of months. Aimmune’s CODIT system is designed to precisely control the amounts of the allergens administered in a systematic dosing regimen, beginning with very low doses of the allergens. Once a patient attains a clinically meaningful level of desensitization, the patient continues to take a daily maintenance dose of the CODIT system product in order to maintain the desensitization.

About Aimmune’s Phase 2 and Phase 3 Clinical Trials

Of the 55 patients who entered Aimmune’s Phase 2 trials (the randomized, double-blind, placebo-controlled ARC001 trial and the ARC002 rollover/crossover trial), 44 patients completed the approximately six-month up-dosing period to a daily dose of 300 mg of AR101. At the end of that period, 43 of those patients tolerated a cumulative amount of 443 mg of peanut protein in a double-blind, placebo-controlled food challenge (DBPCFC). Additionally, 35 of the patients who completed up-dosing tolerated a cumulative amount of 1,043 mg of peanut protein in the DBPCFC, the highest challenge administered at that point. The patients who tolerated at least 443 mg of peanut protein in the post–up-dosing DBPCFC were eligible to continue on 300 mg of AR101 per day in maintenance therapy. After three months of maintenance, the patients (n=40) underwent another DBPCFC, where 100 percent, 90 percent, and 60 percent of patients tolerated cumulative amounts of peanut protein of 443 mg, 1,043 mg, and 2,043 mg, respectively (corresponding to 73 percent, 65 percent, and 44 percent on an intent-to-treat basis with n=55). With the CODIT regimen, approximately 90 percent of the treatment-related adverse events in Phase 2 have been mild, predominantly allergic, symptoms, consistent with stimulation of the immune system. There have been no treatment-related severe adverse events.

PALISADE is a randomized 3:1, double-blind, placebo-controlled pivotal Phase 3 trial expected to enroll approximately 500 peanut-allergic patients 4-55 years of age at more than 65 clinical sites in the United States, Canada, and the European Union. The primary endpoint is tolerating a cumulative amount of at least 1,043 mg of peanut protein after approximately six months of up-dosing and six months of maintenance therapy at a daily dose of 300 mg of AR101.  For more information about PALISADE, please see https://www.palisadetrial.com/.

About Aimmune Therapeutics

Aimmune Therapeutics, Inc., is a clinical-stage biopharmaceutical company developing treatments for life-threatening food allergies. The company’s Characterized Oral Desensitization ImmunoTherapy (CODIT™) system, an approach to oral immunotherapy (OIT), uses rigorously characterized biologic product candidates with gradual, controlled up-dosing protocols to obtain clinically meaningful desensitization to food allergens. Aimmune’s first CODIT product, AR101 for the treatment of peanut allergy, has received the FDA’s Breakthrough Therapy Designation for the desensitization of peanut-allergic patients 4-17 years of age. Aimmune’s pivotal Phase 3 trial of AR101, PALISADE, is now enrolling patients. For more information, please see www.aimmune.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Aimmune’s expectations for its Phase 3 PALISADE trial of AR101, including its expected size and the timing of enrollment and completion of the trial; Aimmune’s expectations regarding the potential benefits of AR101; Aimmune’s expectations of a predictive biomarker test for treatment response of AR101; Aimmune’s plans to investigate AR101 in pediatric patients as part of the ARC005 trial; Aimmune’s financial guidance for 2016; and Aimmune’s expectations regarding potential applications of the CODIT™ system. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the expectation that Aimmune will need additional funds to finance its operations; the company’s ability to initiate and/or complete clinical trials; the unpredictability of the regulatory process; the possibility that Aimmune’s clinical trials will not be successful; Aimmune’s dependence on the success of AR101; the company’s reliance on third parties for the manufacture of the company’s product candidates; possible regulatory developments in the United States and foreign countries; and the company’s ability to attract and retain senior management personnel.  These and other risks and uncertainties are described more fully in Aimmune's most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which is expected to be filed on or about the date of this release. All forward-looking statements contained in this press release speak only as of the date on which they were made. Aimmune undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

References

1.	BP Vickery et al. Early oral immunotherapy in peanut-allergic preschool children is safe and highly effective. Journal of Allergy and Clinical Immunology DOI: 10.1016/j.jaci.2016.05.027 (2016).

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AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2016 (unaudited)	2015 (1)
Assets
Cash and cash equivalents	$74,430	$76,677
Short-term investments	94,538	115,158
Prepaid expenses and other current assets	3,782	5,622
Total current assets	172,750	197,457
Long-term investments	2,804	7,992
Property and equipment, net	7,032	2,702
Prepaid expenses and other assets	3,110	4,210
Total assets	$185,696	$212,361

Liabilities and Stockholders’ Equity
Current liabilities	$5,844	$5,098
Other liabilities	1,323	1,012
Total liabilities	7,167	6,110
Stockholders’ equity	178,529	206,251
Total liabilities and stockholders’ equity	$185,696	$212,361

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

AIMMUNE THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Expenses
Research and development(1)	$11,820	$3,131	$21,796	$5,200
General and administrative(1)	6,466	4,246	12,189	5,618
Total operating expenses	18,286	7,377	33,985	10,818
Loss from operations	(18,286)	(7,377)	(33,985)	(10,818)
Interest income	231	1	446	1
Interest expense	(25)	—	(49)	—
Other expense	(59)	—	(74)	—
Net loss	$(18,139)	$(7,376)	$(33,662)	$(10,817)

Net loss per common share, basic and diluted	$(0.43)	$(1.60)	$(0.81)	$(2.45)
Shares used in computing net loss per common share, basic and diluted	41,800	4,619	41,678	4,423

(1) Includes stock-based compensation expenses of:
	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Research and development	$1,272	$88	$2,217	$96
General and administrative	1,802	875	3,388	893
Total stock-based compensation expenses	$3,074	$963	$5,605	$989

Contacts:

Investors

Laura Hansen, Ph.D.

(650) 396-3814

lhansen@aimmune.com

Media

Stephanie Yao

(650) 351-6479

syao@aimmune.com